As filed with the Securities and Exchange Commission on July 23, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under
The Securities Act of 1933

FIRST FEDERAL CAPITAL CORP

(Exact name of Registrant as Specified in its Charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-1651288 (I.R.S. Employer Identification No.)

605 State Street
La Crosse, Wisconsin 54601
(608) 784-8000
(Address of Registrant’s Principal Executive Offices)

First Federal Capital Corp
2004 Equity Incentive Plan
(Full title of the plan)

Jack C. Rusch, President and Chief Executive Officer
First Federal Capital Corp
605 State Street
La Crosse, Wisconsin 54601
(608) 784-8000
(Name and Address of Agent for Service)

Copies to:

W. Charles Jackson, Esq.
Michael Best & Friedrich LLP
100 East Wisconsin Avenue, Suite 3300
Milwaukee, Wisconsin 53202

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Securities		Maximum	Maximum	Amount of
to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered(1)(2)	Per Share(3)	Offering Price(3)	Fee
Common Stock,
$0.10 par value	750,000 shares	$27.94	$20,958,750.00	$2,655.47
per share

(1)	Represents 750,000 shares reserved for issuance under the First Federal Capital Corp 2004 Equity Incentive Plan (“Equity Incentive Plan.”)

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Equity Incentive Plan by reason of any stock dividend, stock split, reorganization, combination or exchange of shares or other similar corporate change, or other transaction effected without receipt or payment of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share is based upon the average of the high and low prices for the shares of Common Stock as reported on The Nasdaq National Market on July 20, 2004.

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Rule 462 of the Securities Act of 1933, as amended.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The Securities and Exchange Commission (“SEC”) allows First Federal Capital Corp (the “Registrant”) to “incorporate by reference” in this registration statement the information in the documents that it files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The following documents filed by the Registrant with the SEC are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 12, 2004, as amended by Form 10-K/A, which was filed with the SEC on July 9, 2004.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, which was filed with the SEC on May 10, 2004.

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 21, 2004, April 28, 2004, May 12, 2004 and July 22, 2004.

(d)	The description of the Registrant’s Common Stock to be offered hereby is contained in the Company’s Registration Statement on Form S-4 (File No. 333-69124), which was filed with the SEC on September 28, 2001.

      All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

      The documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities.

   Not Applicable.

Item 5. Interests of Named Experts and Counsel.

   Not Applicable.

Item 6. Indemnification of Directors and Officers.

     The Company is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Company is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Company. In all other cases, the Company is required by Section 180.0851(2) to indemnify a director or officer of the Company, unless it is determined that he or she breached or failed to perform a duty owned to the Company and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Company’s articles of incorporation, bylaws, a written agreement or a resolution adopted by the Board of Directors or a majority of Company’s outstanding shares.

      Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required to be permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

      Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

      Under Article VI of the Company’s Bylaws, directors and officers are indemnified against liability, in both derivative and nonderivative suits, which they may incur in their capacities as such, subject to certain determinations by the Board of Directors, independent legal counsel or the shareholders that the applicable standards of conduct have been met. The scope of such indemnification is substantially the same as permitted and described in Section 180.0850 to 180.0858 of the WBCL.

      Section 180.0833 of the WBCL provides that with certain exceptions, directors of the Company against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

      The directors and officers of the Company are included in the directors’ and officers’ liability insurance policy applicable to First Federal Capital Bank, the Company’s wholly owned, federally chartered stock savings bank subsidiary (“First Federal Capital Bank”). The Company has not obtained substitute or additional directors’ and officers’ liability coverage for liability which may be incurred in their capacity as such. First Federal Capital Bank’s insurance policy provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse directors and officers of First Federal Capital Bank for a “loss” (as defined in the policy) sustained by a director or officer resulting from any claim made against them for a “wrongful act” (as defined in the policy). The policy also provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse First Federal Capital Bank for a loss for which First Federal Capital Bank has lawfully indemnified (or is required or permitted by law to indemnify) a director or officer resulting from any such claim. Subject to certain exclusions set forth in the policy, “wrongful act” is defined to mean any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties solely in their capacities as such directors or officers.

Item 7. Exemption from Registration Claimed.

   Not Applicable.

Item 8. Exhibits.

5.1	Opinion of Michael Best & Friedrich LLP, as to the legality of securities being registered

10.1	First Federal Capital Corp 2004 Equity Incentive Plan

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Michael Best & Friedrich LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)

Item 9. Undertakings.

             The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that Registrant may not file such a post-effective amendment if the information required to be included in the post-effective amendment is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 512(h)(1-3) of Regulation S-K under the Exchange Act, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, First Federal Capital Corp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Crosse, State of Wisconsin on July 23, 2004.

FIRST FEDERAL CAPITAL CORP
By:	/s/ Jack C. Rusch
Jack C. Rusch, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack C. Rusch and Bradford R. Price, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing necessary and requisite to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jack C. Rusch Jack C. Rusch	President, Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2004

/s/ David J. Reinke David J. Reinke	Senior Vice President and Acting Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2004

/s/ Kenneth C. Osowski Kenneth C. Osowski	Vice President and Controller	July 23, 2004

/s/ Thomas W. Schini Thomas W. Schini	Chairman of the Board and Director	July 23, 2004

/s/David W. Kruger David W. Kruger	Director	July 23, 2004

/s/ John F. Leinfelder John F. Leinfelder	Director	July 23, 2004

/s/ Richard T. Lommen Richard T. Lommen	Director	July 23, 2004

/s/ David C. Mebane David C. Mebane	Director	July 23, 2004

/s/ Phillip J. Quillin Phillip J. Quillin	Director	July 23, 2004

/s/ Edwin J. Zagzebski Edwin J. Zagzebski	Director	July 23, 2004

EXHIBIT INDEX

Exhibit No.	Description of Document

Exhibit 5.1	Opinion of Michael Best & Friedrich LLP, as to the legality of securities being registered
Exhibit 10.1	First Federal Capital Corp 2004 Equity Incentive Plan
Exhibit 23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
Exhibit 23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
Exhibit 23.3	Consent of Michael Best & Friedrich LLP (included in Exhibit 5.1)
Exhibit 24	Power of Attorney (included as part of signature page)